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Exhibit 99.1


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JULY 29, 2002

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              WILLIAMS REPORTS SECOND-QUARTER RESULTS IN LINE WITH
                                PREVIOUS GUIDANCE

TULSA, OKLA. -- Williams (NYSE: WMB) today announced an unaudited net loss of $349.1 million, or 68 cents per share, compared with net income of $339.5 million, or 69 cents per share, for the same period last year. The 2001 results included 2 cents per share for discontinued operations. The 2002 results are consistent with earnings guidance provided on July 22.

On a recurring basis, Williams realized an unaudited second-quarter recurring loss of 34 cents per share vs. recurring earnings of 57 cents per share during the same period last year.

Williams also announced it has delayed the quarterly conference call, originally scheduled for 10 a.m. Eastern today, until later this week.

As a result of a recently announced restructuring plan executed by various parties, including Williams, the company during the second quarter recognized an additional $15 million writedown of receivables and claims from Williams Communications Group (WCGRU). Details were provided in a July 26 news release

Accompanying this release are a reconciliation of loss from continuing operations to recurring loss and an unaudited Consolidated Statement of Operations and related notes for the second quarter.

During the second quarter, Williams recorded an aggregate expense of approximately $30 million related to a previously disclosed early retirement program, for which the employee election to participate concluded on April 26, 2002. The respective amounts attributable to each business unit are included in the results discussed below based on their respective participation.

Prior period segment amounts have been restated as noted in the attached unaudited Consolidated Statement of Operations. Following is a summary of the second-quarter results of Williams' major business groups:

Energy Marketing & Trading, which provides energy commodities marketing and trading and price-risk management services, reported second-quarter 2002 segment loss of $497.5 million vs. a segment profit of $262.2 million for the same period last year.


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The segment loss in 2002 primarily reflects a significant decline in the forward mark-to-market value of Energy Marketing & Trading's portfolio, resulting from this unit's limited ability to exercise hedging strategies as market liquidity deteriorated and spark spreads lowered, as well as increased credit and liquidity reserves reflective of the deterioration in the energy trading sector condition.

In addition, this unit recorded approximately $82 million of loss accruals associated with commitments for certain power projects that have been terminated. Also, a $57.5 million partial impairment of goodwill was recorded resulting from deteriorating market conditions during the second quarter.

Gas Pipeline, which provides natural gas transportation and storage services through systems that span the United States, reported second-quarter 2002 segment profit of $156.7 million vs. $181 million for the same period last year.

Equity earnings from the Gulfstream pipeline, the benefit of expansion projects placed into service since the second quarter of 2001, and new transportation rates effective Sept. 1, 2001, on the Transco system were more than offset by cost writeoffs and an early retirement expense accrual.

In the second quarter of this year, the company wrote off costs totaling approximately $20 million representing its cost and investment in the Western Frontier and Independence expansion projects due to Williams' second-quarter decision not to pursue these projects. This unit also incurred $11.2 million of additional expense associated with an early retirement program, discussed previously. These were partially offset by the benefit of a $27.4 million contractual construction completion fee received by an equity affiliate related to the second-quarter completion of the Gulfstream pipeline.

During the second quarter of 2001, results were increased $42.5 million by a gain on the sale of Williams' interest in Northern Border Pipeline and the reversal of a regulatory reserve.

Energy Services, which provides a wide range of energy products and services, reported second-quarter 2002 segment profit of $131.8 million, compared with $263.9 million during the same period last year. The difference is in large part due to a $72.1 million gain on the sale of convenience stores that occurred during the second quarter of 2001.

Results of the major business segments within Energy Services are:

Exploration & Production, which includes natural gas exploration, development and production in basins within the Rocky Mountain, San Juan and Mid-continent areas, reported second-quarter 2002 segment profit of $95.4 million vs. $45.2 million for the same period last year.

The improvement primarily was due to increased natural gas production volumes, reflecting a strategy of low-risk development drilling with a focus on tight-sand and coal-seam areas, and the acquisition of Barrett Resources in the third quarter of last year. Production volumes sold increased nearly 200 percent during the second quarter of 2002 over the same period of 2001.


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Midstream Gas & Liquids, which provides gathering, processing, natural gas liquids transportation, fractionation and storage services, and olefins production, reported second-quarter 2002 segment profit of $84.6 million compared with $64.5 million for the same period of last year.

The improvement results primarily from increased equity earnings, primarily from Discovery pipeline, the contribution of a Venezuelan gas compression facility that was placed into service in the third quarter of 2001, and the benefit of higher liquids margins and volumes.

Petroleum Services, which includes refining, retail petroleum and bio-energy, reported second-quarter 2002 segment loss of $20.7 million vs. $130.1 million segment profit for the same period a year ago. Williams has announced it is considering the sale of a significant portion of the assets in this segment.

In addition to the absence of last year's $72.1 million gain on the sale of convenience stores, the segment profit decline reflects lower results from refining and bio energy, generally reflecting lower margins and prices, respectively. Although the refining results are down from the same quarter of last year's exceptionally strong performance, these activities remain profitable. The current period also includes $27 million for asset impairments and loss accruals for certain travel centers, reflecting management's estimate of fair value to determine the charge.

The Williams Energy Partners segment reported second-quarter segment profit of $29.5 million vs. $33.7 million for the same period last year. The decline primarily was due to increased operating expenses and the impact of reduced ammonia shipments.

Also included in Energy Services' results is an International unit. It reported a segment loss of $57.0 million for the second quarter of 2002 vs. segment loss of $9.5 million for the same period last year. Included in the segment loss for the current period is a $44.1 million asset impairment of this segment's soda ash mining operations. This operation is being considered for sale and is engaged in a reserve price auction process. The impairment is the result of management's estimate of the fair value of the assets.

2002 Earnings Release Financial Highlights (PDF, 62 KB)

2002 Earnings Chart (PDF, 87 KB)

About Williams (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.


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CONTACT INFORMATION:

  Ellen Averill       Williams Media Relations       (918) 573-6476       ellen.averill@williams.com
  Jay Henderson      Williams Investor Relations     (918) 573-3879       jay.henderson@williams.com
 Richard George      Williams Investor Relations     (918) 573-3679      richard.george@williams.com